Exhibit 23
                 Consent of Independent Auditors




Administrative Committee
Scott & Stringfellow Financial, Inc.
Employee Stock Purchase Plan:

We consent to incorporation by reference in the Registration Statement No. 33-54700 on Form S-8 of Scott & Stringfellow Financial, Inc. of our report dated March 20, 1998, relating to the statements of financial condition of the Scott & Stringfellow Financial, Inc. Employee Stock Purchase Plan (the Plan) as of December 31, 1997 and 1996, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Plan.


                                           KPMG PEAT MARWICK LLP


Richmond, Virginia
March 24, 1998